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                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-59145

PRICING SUPPLEMENT NO. 6 DATED APRIL 10, 2001
---------------------------------------------
(To Prospectus dated July 21, 1998 and
U.S. Prospectus Supplement dated July 29, 1998)

                               U.S.$1,000,000,000

                             McDONALD'S CORPORATION

                          Medium-Term Notes, Series F
                               (Fixed Rate Notes)
                 Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and to the extent
inconsistent therewith replaces, the descriptions included in the Prospectus and
  Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:       U.S.$340,000,000

Issue Price:            99.415% of the principal amount of the Notes

Original Issue Date:    April 17, 2001

Stated Maturity:        April 15, 2011

Interest Rate:          6.000% per annum

Interest Payment Dates: April 15 and October 15 of each year, commencing
                        October 15, 2001.

   (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:   April 1 and October 1 of each year.

   (Applicable only if other than February 1 and August 1 of each year)

Form:                   [X] Book-Entry  [_] Certificated

Specified Currency:

   (If other than U.S. dollars)

Option to Receive Payments in Specified Currency:  [_] Yes    [_] No
   (Applicable only if Specified Currency is other than U.S. dollars)

Authorized Denominations:

   (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
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   (Applicable only if other than immediately available funds)

Optional Redemption:    [_] The Notes cannot be redeemed prior to Stated
                            Maturity.

                        [X] The Notes can be redeemed in whole or in part at any
                            time prior to Stated Maturity at the option of McDonald's Corporation (the "Company") as set forth below.

Optional Redemption Dates:   The Notes will be redeemable, in whole or in part,
                             as set forth below at the option of the Company at any time.

   Redemption Prices:

     [_]  The Redemption Price shall initially be             % of the principal
amount of the Note to be redeemed and shall decline at each anniversary of the
initial Optional Redemption Date by             % of the principal amount to be
redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

     [x] Other: The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of:

            (1)     100% of the principal amount of the Notes, or

            (2) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points;

plus, in each case, accrued interest thereon to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

        "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Dealers selected by the Company.

        "Reference Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated plus four others selected by the Company or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute for it another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means with respect to each Reference Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the Reference Dealer at 5:00 p.m. (New York time) on the third business day preceding the redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

        Unless the Company defaults in payment of the redemption price, and on and after the redemption date, interest will cease to accrue on the Notes or portion of the Notes called for redemption


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Sinking Fund:           [X] The Notes are not subject to a Sinking Fund.

                        [_] The Notes are subject to a Sinking Fund.

   Sinking Fund Dates:

   Sinking Fund Amounts:

Amortizing Note:        [_] Yes    [X] No

Optional Repayment:     [_] Yes    [X] No

   Optional Repayment Dates:

   Optional Repayment Prices:

Original Issue Discount Note:    [_] Yes    [X] No

   Total Amount of OID:

   Yield to Stated Maturity:

   Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agent's discount or commission:   .650% of the principal amount of the Notes

Net proceeds to Company (if sale to Agent as principal): 98.765% of the principal amount of the Notes

Agent's Capacity:     [_] Agent    [X] Principal

Agents:      Merrill Lynch & Co.
             Morgan Stanley Dean Witter
             ABN AMRO
             Barclays Capital
             Fleet Securities, Inc.
             Goldman, Sachs & Co.
             Salomon Smith Barney

CUSIP:       580 13M DM3

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Plan of Distribution:  The obligation of the Agents to purchase the Notes is several and not joint. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as joint bookrunners and representatives of the Agents, each of which has severally agreed to purchase the principal amount of the Notes set forth opposite its name below:

                    Agents                                     Principal Amount
                   --------                                    ----------------

     Merrill Lynch, Pierce, Fenner & Smith                       $136,000,000
      Incorporated
     Morgan Stanley & Co. Incorporated                            136,000,000
     ABN AMRO Bank N.V.                                            13,600,000
     Barclays Bank PLC                                             13,600,000
     Fleet Securities, Inc.                                        13,600,000
     Goldman, Sachs & Co.                                          13,600,000
     Salomon Brothers Inc                                          13,600,000
                                                                 ------------
                                                   Total:        $340,000,000
                                                                 ============


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